Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2022 FINANCIAL RESULTS

WILMINGTON, Del., January 24, 2023 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2022 financial results.

FOURTH QUARTER – OVERALL RESULTS

•   GAAP net income of $105 million ($0.78 diluted earnings per share).

•   Adjusted Core Earnings(1) diluted earnings per share of $0.85.

•   Core Earnings(1) of $102 million ($0.76 diluted earnings per share).

FOURTH QUARTER – SIGNIFICANT ITEMS	• GAAP and Core Earnings results included: ○ Regulatory expenses of $2 million ($0.01 diluted loss per share). ○ Restructuring expenses of $12 million ($0.08 diluted loss per share).
FULL YEAR RESULTS

•   GAAP net income of $645 million ($4.49 diluted earnings per share).

•   Adjusted Core Earnings(1) diluted earnings per share of $3.43.

•   Core Earnings(1) of $458 million ($3.19 diluted earnings per share).

CEO COMMENTARY – “With full year adjusted core earnings per share of $3.43, Navient delivered strong results driven by our business strategy,” said Jack Remondi, president and CEO of Navient. “We are successfully achieving our goal to create long-term value by growing our in-school loan origination and business processing solution franchises, effectively and efficiently managing cash flows from our legacy student-loan portfolios and reducing both our risk and our expenses. Our 2022 accomplishments position the company to continue on a successful path in 2023 and beyond.”

FOURTH-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $97 million. • Net interest margin of 0.94%.
CONSUMER LENDING SEGMENT	• Net income of $84 million. • Net interest margin of 2.87%. • Originated $169 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT	• EBITDA(1) of $8 million. • Revenue of $70 million.
CAPITAL

•   Adjusted tangible equity ratio(1) of 7.7%.

•   Repurchased $85 million of common shares. $600 million common share repurchase authority remains outstanding.

•   Paid $21 million in common stock dividends.

EXPENSES	• Adjusted Core Earnings expenses(1) of $185 million.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 29.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing and asset recovery services for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q22	3Q22	4Q21

Net interest income	$115	$120	$140
Provision for loan losses	—	—	—
Other revenue	23	28	49

Total revenue	138	148	189
Expenses	27	25	52

Pre-tax income	111	123	137

Net income	$97	$94	$108

Segment net interest margin	.94%	.94%	.99%
FFELP Loans:
FFELP Loan spread	1.08%	1.05%	1.06%
Provision for loan losses	$—	$—	$—
Net charge-offs	$11	$12	$7
Net charge-off rate	.13%	.12%	.06%
Greater than 30-days delinquency rate	15.6%	18.6%	10.6%
Greater than 90-days delinquency rate	9.6%	10.1%	4.8%
Forbearance rate	18.1%	16.4%	12.4%
Average FFELP Loans	$45,580	$48,443	$53,960
Ending FFELP Loans, net	$43,525	$46,891	$52,641

(Dollars in billions)
Total federal loans serviced	$51	$54	$61

DISCUSSION OF RESULTS — 4Q22 vs. 4Q21

•	Net income was $97 million compared to $108 million.

•	Net interest income decreased $25 million primarily due to the paydown of the portfolio as well as an increase in interest rates.

•	Provision for loan losses remained at $0.

○	Net charge-offs were $11 million compared to $7 million.

○	Delinquencies greater than 90 days were $3.3 billion compared to $2.1 billion.

○	Forbearances were $7.6 billion compared to $6.3 billion.

•	Other revenue decreased $26 million due to a decrease in transition services as well as a decrease in asset recovery revenue.

•	Expenses were $25 million lower as a result of the paydown of the loan portfolio as well as the decrease in other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q22	3Q22	4Q21

Net interest income	$147	$153	$152
Provision for loan losses	17	28	5
Other revenue	3	3	2

Total revenue	133	128	149
Expenses	36	43	37

Pre-tax income	97	85	112

Net income	$84	$65	$89

Segment net interest margin	2.87%	2.90%	2.76%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.01%	3.03%	2.92%
Provision for loan losses	$17	$28	$5
Net charge-offs(1)	$75	$99	$44
Net charge-off rate(1)	1.56%	2.01%	.87%
Greater than 30-days delinquency rate	5.0%	4.4%	3.2%
Greater than 90-days delinquency rate	2.2%	2.0%	1.5%
Forbearance rate	2.1%	1.9%	2.6%
Average Private Education Loans	$19,790	$20,308	$21,106
Ending Private Education Loans, net	$18,725	$19,151	$20,171
Private Education Refinance Loans:
Net charge-offs	$7	$4	$2
Greater than 90-days delinquency rate	.2%	.2%	.1%
Average Private Education Refinance Loans	$9,772	$9,966	$9,631
Ending Private Education Refinance Loans, net	$9,516	$9,751	$9,791
Private Education Refinance Loan originations	$134	$231	$1,366

(1)	Third-quarter 2022 excludes $30 million of charge-offs on the expected future recoveries of previously fully charged-off loans as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 4Q22 vs. 4Q21

•	Originated $169 million of Private Education Loans compared to $1.4 billion.

○	Refinance Loan originations were $134 million compared to $1.4 billion.

○	In-school loan originations increased 52% to $35 million compared to $23 million.

•	Net income was $84 million compared to $89 million.

•

Net interest income decreased $5 million primarily due to the paydown of the non-refinance loan portfolio. This was partially offset by an increase in the net interest margin on the Refinance Loan portfolio.

•

Provision for loan losses increased $12 million. The provision for loan losses of $17 million in the current period included $3 million of provision in connection with loan originations and $14 million related to a reserve build. The provision of $5 million in the year-ago quarter included $15 million in connection with loan originations and $(10) million related to a reserve release. The increases in charge-offs and delinquencies detailed below are primarily the result of loans that were experiencing repayment difficulties pre-COVID returning to repayment after pandemic relief.

○	Net charge-offs were $75 million compared with $44 million.

○	Private Education Loan delinquencies greater than 90 days: $411 million, up $114 million from $297 million.

○	Private Education Loan forbearances: $401 million, down $134 million from $535 million.

•	Expenses decreased $1 million primarily due to lower marketing spend.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q22	3Q22	4Q21
Revenue from government services	$39	$47	$54
Revenue from healthcare services	31	32	57

Total fee revenue	70	79	111
Expenses	63	67	90

Pre-tax income	7	12	21

Net income	$6	$9	$17

EBITDA(1)	$8	$13	$23
EBITDA margin(1)	11%	16%	20%

(1)	Item is a non-GAAP financial measure. For an explanation and reconciliation of our non-GAAP financial measures, see pages 18 – 29.

DISCUSSION OF RESULTS — 4Q22 vs. 4Q21

•	Net income was $6 million compared to $17 million.

•

Revenue decreased $41 million due to the expected $55 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by a $14 million increase in revenue from services for our traditional government and healthcare services clients.

•	EBITDA was $8 million, down $15 million, or 65%. The decrease in EBITDA was primarily the result of the revenue decrease discussed above.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2021 (filed with the SEC on February 25, 2022).

Navient will hold a live audio webcast tomorrow, January 25, 2023, at 8 a.m. ET, hosted by Jack Remondi, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2021, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, health care and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
GAAP Basis
Net income (loss)(1)	$105	$105	$(11)	$645	$717
Diluted earnings (loss) per common share	$.78	$.75	$(.07)	$4.49	$4.18
Weighted average shares used to compute diluted earnings per share	134	141	157	144	172
Return on assets	.60%	.57%	(.06)%	.87%	.88%

Core Earnings Basis(2)
Net income (loss)(1)(2)	$102	$87	$(67)	$458	$551
Diluted earnings (loss) per common share(2)	$.76	$.62	$(.43)	$3.19	$3.21
Adjusted diluted earnings per common share(2)	$.85	$.75	$.78	$3.43	$4.45
Weighted average shares used to compute diluted earnings per share	134	141	157	144	172
Net interest margin, Federal Education Loan segment	.94%	.94%	.99%	1.01%	.99%
Net interest margin, Consumer Lending segment	2.87%	2.90%	2.76%	2.81%	2.92%
Return on assets	.58%	.47%	(.33)%	.62%	.68%

Education Loan Portfolios
Ending FFELP Loans, net	$43,525	$46,891	$52,641	$43,525	$52,641
Ending Private Education Loans, net	18,725	19,151	20,171	18,725	20,171

Ending total education loans, net	$62,250	$66,042	$72,812	$62,250	$72,812

Average FFELP Loans	$45,580	$48,443	$53,960	$49,183	$56,018
Average Private Education Loans	19,790	20,308	21,106	20,524	21,225

Average total education loans	$65,370	$68,751	$75,066	$69,707	$77,243

(1)

Regulatory expenses (which are excluded from Adjusted Core Earnings(2) expenses) for fourth-quarter 2021 and full-year 2021 included $170 million, on an after-tax basis, related to the resolution of previously disclosed litigation. See “GAAP Comparison of 2022 Results with 2021” for further details. This expense equaled $1.08 per share for fourth-quarter 2021 and $0.99 per share for full-year 2021.

(2)	Item is a non-GAAP financial measure. For a description and reconciliation, see the section titled “Non-GAAP Financial Measures — Core Earnings” at pages 18 – 29.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				December 31, 2022 vs. September 30, 2022		December 31, 2022 vs. December 31, 2021
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021	$	%	$	%
Interest income:
FFELP Loans	$655	$553	$359	$102	18%	$296	82%
Private Education Loans	332	309	276	23	7	56	20
Cash and investments	37	19	1	18	95	36	3,600

Total interest income	1,024	881	636	143	16	388	61
Total interest expense	801	641	322	160	25	479	149

Net interest income	223	240	314	(17)	(7)	(91)	(29)
Less: provisions for loan losses	17	28	5	(11)	(39)	12	240

Net interest income after provisions for loan losses	206	212	309	(6)	(3)	(103)	(33)
Other income (loss):
Servicing revenue	17	24	18	(7)	(29)	(1)	(6)
Asset recovery and business processing revenue	72	80	123	(8)	(10)	(51)	(41)
Other income (loss)	10	6	22	4	67	(12)	(55)
Losses on debt repurchases	—	—	(41)	—	—	41	(100)
Gains (losses) on derivative and hedging activities, net	10	40	43	(30)	(75)	(33)	(77)

Total other income (loss)	109	150	165	(41)	(27)	(56)	(34)
Expenses:
Operating expenses	187	194	448	(7)	(4)	(261)	(58)
Goodwill and acquired intangible asset impairment and amortization expense	3	10	16	(7)	(70)	(13)	(81)
Restructuring/other reorganization expenses	12	21	18	(9)	(43)	(6)	(33)

Total expenses	202	225	482	(23)	(10)	(280)	(58)

Income (loss) before income tax expense	113	137	(8)	(24)	(18)	121	1,513
Income tax expense	8	32	3	(24)	(75)	5	167

Net income (loss)	$105	$105	$(11)	$—	—%	$116	1,055%

Basic earnings (loss) per common share	$.79	$.75	$(.07)	$.04	5%	$.86	1,229%

Diluted earnings (loss) per common share	$.78	$.75	$(.07)	$.03	4%	$.85	1,214%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2022	2021	$	%
Interest income:
FFELP Loans	$1,966	$1,464	$502	34%
Private Education Loans	1,195	1,181	14	1
Cash and investments	62	3	59	1,967

Total interest income	3,223	2,648	575	22
Total interest expense	2,102	1,316	786	60

Net interest income	1,121	1,332	(211)	(16)
Less: provisions for loan losses	79	(61)	140	230

Net interest income after provisions for loan losses	1,042	1,393	(351)	(25)
Other income (loss):
Servicing revenue	77	168	(91)	(54)
Asset recovery and business processing revenue	336	539	(203)	(38)
Other income (loss)	32	30	2	7
Gains on sales of loans	—	78	(78)	(100)
Losses on debt repurchases	—	(73)	73	(100)
Gains (losses) on derivative and hedging activities, net	171	64	107	167

Total other income (loss)	616	806	(190)	(24)
Expenses:
Operating expenses	776	1,207	(431)	(36)
Goodwill and acquired intangible asset impairment and amortization expense	19	30	(11)	(37)
Restructuring/other reorganization expenses	36	26	10	38

Total expenses	831	1,263	(432)	(34)

Income before income tax expense	827	936	(109)	(12)
Income tax expense	182	219	(37)	(17)

Net income	$645	$717	$(72)	(10)%

Basic earnings per common share	$4.54	$4.23	$.31	7%

Diluted earnings per common share	$4.49	$4.18	$.31	7%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Assets
FFELP Loans (net of allowance for losses of $222, $233 and $262, respectively)	$43,525	$46,891	$52,641
Private Education Loans (net of allowance for losses of $800, $852 and $1,009, respectively)	18,725	19,151	20,171
Investments	167	176	267
Cash and cash equivalents	1,535	1,364	905
Restricted cash and cash equivalents	3,272	2,548	2,673
Goodwill and acquired intangible assets, net	705	708	725
Other assets	2,866	2,787	3,223

Total assets	$70,795	$73,625	$80,605

Liabilities
Short-term borrowings	$5,870	$5,677	$2,490
Long-term borrowings	61,026	63,998	74,488
Other liabilities	922	977	1,019

Total liabilities	67,818	70,652	77,997

Commitments and contingencies
Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 461 million, 461 million and 459 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,313	3,309	3,282
Accumulated other comprehensive income (loss), net of tax	87	84	(133)
Retained earnings	4,490	4,406	3,939

Total Navient Corporation stockholders’ equity before treasury stock	7,894	7,803	7,092
Less: Common stock held in treasury: 331 million, 325 million and 305 million shares, respectively	(4,917)	(4,830)	(4,495)

Total Navient Corporation stockholders’ equity	2,977	2,973	2,597
Noncontrolling interest	—	—	11

Total equity	2,977	2,973	2,608

Total liabilities and equity	$70,795	$73,625	$80,605

GAAP COMPARISON OF 2022 RESULTS WITH 2021

Three Months Ended December 31, 2022 Compared with Three Months Ended December 31, 2021

For the three months ended December 31, 2022, net income was $105 million, or $0.78 diluted earnings per common share, compared with net loss of $11 million, or $0.07 diluted loss per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $91 million primarily as a result of an increase in interest rates as well as the paydown of the FFELP and non-refinance Private Education Loan portfolios. This was partially offset by an increase in net interest income from the Private Education Refinance Loan portfolio as a result of increases in both the portfolio size (average balance) and net interest margin.

•	Provisions for loan losses increased $12 million from $5 million to $17 million:

○	The provision for FFELP Loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $12 million from $5 million to $17 million.

The Private Education Loan provision for loan losses of $17 million in the current period included $3 million of provision in connection with loan originations and $14 million related to a reserve build. The provision of $5 million in the year-ago quarter included $15 million in connection with loan originations and $(10) million related to a reserve release.

•

Asset recovery and business processing revenue decreased $51 million primarily as a result of a $41 million decrease in revenue earned in our Business Processing segment due to the expected $55 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by a $14 million increase in revenue from services for our traditional services clients. The remaining $10 million decrease was related to revenue earned in our Federal Education Loan segment and was due to the Cares Act’s impact on collection activities.

•	Other income decreased $12 million primarily as a result of the decrease in transition services being performed in connection with the transfer of the ED servicing contract.

•	Losses on debt repurchases decreased $41 million. We repurchased $1.1 billion of debt at a $41 million loss in the year-ago quarter. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities decreased $33 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $2 million and $211 million in the fourth quarters of 2022 and 2021, respectively, operating expenses were $185 million and $237 million in the fourth quarters of 2022 and 2021, respectively. This $52 million decrease was primarily related to the transfer of the ED servicing contract and the decline in Business Processing segment pandemic-related revenue. Included in fourth-quarter 2021 regulatory expenses was $205 million related to the resolution of previously disclosed litigation.

•

During the three months ended December 31, 2022 and 2021, the Company incurred $12 million and $18 million, respectively, of restructuring/other reorganization expenses, primarily due to severance-related costs, facility lease terminations and the impairment of a facility held for sale. See discussion that follows related to the full year expenses for further details.

•

The effective income tax rates for the current and year-ago quarters were 7% and (38)%, respectively. The movement in the effective income tax rate was primarily driven by the reduction of tax and interest on state uncertain tax positions in the current period and the settlements with State Attorneys General recorded in the year-ago period, of which a portion was not deductible for tax.

We repurchased 5.4 million and 7.4 million shares of our common stock during the fourth quarters of 2022 and 2021, respectively. As a result, our average outstanding diluted shares decreased by 23 million common shares (or 15%) from the year-ago period.

Year Ended December 31, 2022 Compared with Year Ended December 31, 2021

For the year ended December 31, 2022, net income was $645 million, or $4.49 diluted earnings per common share, compared with net income of $717 million, or $4.18 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $211 million primarily as a result of the paydown of the FFELP and non-refinance Private Education Loan portfolios and an increase in interest rates. This was partially offset by an increase in net interest income from the Private Education Refinance Loan portfolio as a result of increases in both the portfolio size (average balance) and net interest margin.

•	Provisions for loan losses increased $140 million from $(61) million to $79 million:

○	The provision for FFELP Loan losses remained unchanged at $0.

○	The provision for Private Education Loan losses increased $140 million from $(61) million to $79 million.

The Private Education Loan provision for loan losses of $79 million in the current period included $34 million of provision in connection with loan originations and $45 million related to a reserve build. The negative provision of $(61) million in the year-ago period was primarily related to the reversal of both $107 million of allowance for loan losses in connection with the sale of approximately $1.6 billion of Private Education Loans discussed below and $18 million related to a reserve release, partially offset by $64 million of provision related to loan originations.

•	Servicing revenue decreased $91 million primarily related to the transfer of the ED servicing contract to a third party in October 2021.

•

Asset recovery and business processing revenue decreased $203 million primarily as a result of a $158 million decrease in revenue earned in our Business Processing segment due to the expected $183 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by a $25 million increase in revenue from services for our traditional services clients. The remaining $45 million decrease was related to revenue earned in our Federal Education Loan segment and was due to the Cares Act’s impact on collection activities.

•	Gains on sales of loans decreased $78 million in connection with the sale of approximately $1.6 billion of Private Education Loans in 2021. There were no such sales in the current period.

•	Losses on debt repurchases decreased $73 million. We repurchased $2.6 billion of debt at a $73 million loss in the year-ago period. There were no debt repurchases in the current period.

•

Net gains on derivative and hedging activities increased $107 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $7 million and $233 million in 2022 and 2021, respectively, operating expenses were $769 million and $974 million in 2022 and 2021, respectively. This $205 million decrease was primarily related to the transfer of the ED servicing contract and the decline in Business Processing segment pandemic-related revenue. Included in 2021 regulatory expenses was $205 million related to the resolution of previously disclosed litigation.

•

During 2022 and 2021, the Company incurred $36 million and $26 million, respectively, of restructuring/other reorganization expenses, primarily due to severance-related costs, facility lease terminations and the impairment of a facility held for sale. Expense in 2022 primarily relates to severance in connection with the Company’s decision to exit and consolidate certain business lines and other efficiency initiatives. Expense in 2021 primarily relates to facility lease terminations and the impairment of a facility that was sold as the Company reduced and consolidated its facility footprint to become more efficient.

We repurchased 24.8 million and 34.4 million shares of our common stock during 2022 and 2021, respectively. As a result, our average outstanding diluted shares decreased by 28 million common shares (or 16%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	December 31, 2022		September 30, 2022		December 31, 2021
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$354		$348		$361
Loans in forbearance(2)	401		371		535
Loans in repayment and percentage of each status:
Loans current	17,838	95.0%	18,426	95.6%	19,634	96.8%
Loans delinquent 31-60 days(3)	335	1.8	305	1.6	222	1.1
Loans delinquent 61-90 days(3)	186	1.0	159	.8	131	.6
Loans delinquent greater than 90 days(3)	411	2.2	394	2.0	297	1.5

Total Private Education Loans in repayment	18,770	100%	19,284	100%	20,284	100%

Total Private Education Loans, gross	19,525		20,003		21,180
Private Education Loan allowance for losses	(800)		(852)		(1,009)

Private Education Loans, net	$18,725		$19,151		$20,171

Percentage of Private Education Loans in repayment		96.1%		96.4%		95.8%

Delinquencies as a percentage of Private Education Loans in repayment		5.0%		4.4%		3.2%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.1%		1.9%		2.6%

Cosigner rate(4)		33%		33%		35%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for fourth-quarter 2022, third-quarter 2022, and fourth-quarter 2021.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	December 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$233	$852	$1,085
Total provision	—	17	17
Charge-offs:
Gross charge-offs	(11)	(88)	(99)
Expected future recoveries on current period gross charge-offs	—	13	13

Total(1)	(11)	(75)	(86)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(11)	(75)	(86)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	222	800	1,022
Plus: expected future recoveries on previously fully charged-off loans(3)	—	274	274

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$222	$1,074	$1,296

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	1.56%
Allowance coverage of charge-offs (annualized)(4)	4.7	3.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.5%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.8%	(Non-GAAP)
Ending total loans	$43,747	$19,525
Average loans in repayment	$35,996	$19,023
Ending loans in repayment	$34,372	$18,770

	QUARTER ENDED
	September 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$245	$921	$1,166
Total provision	—	28	28
Charge-offs:
Gross charge-offs	(12)	(118)	(130)
Expected future recoveries on current period gross charge-offs	—	19	19

Total(1)	(12)	(99)	(111)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(12)	(129)	(141)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	32	32

Allowance at end of period (GAAP)	233	852	1,085
Plus: expected future recoveries on previously fully charged-off loans(3)	—	280	280

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$233	$1,132	$1,365

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.12%	2.01%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.60%

Net charge-offs as a percentage of average loans in repayment (annualized)	.12%	2.61%
Allowance coverage of charge-offs (annualized)(4)	5.0	2.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.7%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.9%	(Non-GAAP)
Ending total loans	$47,124	$20,003
Average loans in repayment	$39,573	$19,628
Ending loans in repayment	$37,731	$19,284

	QUARTER ENDED
	December 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$269	$980	$1,249
Total provision	—	5	5
Charge-offs:
Gross charge-offs	(7)	(50)	(57)
Expected future recoveries on current period gross charge-offs	—	6	6

Total(1)	(7)	(44)	(51)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(7)	(44)	(51)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	68	68

Allowance at end of period (GAAP)	262	1,009	1,271
Plus: expected future recoveries on previously fully charged-off loans(3)	—	329	329

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$262	$1,338	$1,600

Net charge-offs as a percentage of average loans in repayment (annualized)	.06%	.87%
Allowance coverage of charge-offs (annualized)(4)	9.2	7.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	6.3%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	6.6%	(Non-GAAP)
Ending total loans	$52,903	$21,180
Average loans in repayment	$44,567	$20,168
Ending loans in repayment	$44,390	$20,284

	YEAR ENDED
	December 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	79	79
Charge-offs:
Gross charge-offs	(40)	(370)	(410)
Expected future recoveries on current period gross charge-offs	—	57	57

Total(1)	(40)	(313)	(353)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(40)	(343)	(383)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	55	55

Allowance at end of period (GAAP)	222	800	1,022
Plus: expected future recoveries on previously fully charged-off loans(3)	—	274	274

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$222	$1,074	$1,296

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate(2)	.10%	1.59%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment(2)	—%	.15%

Net charge-offs as a percentage of average loans in repayment	.10%	1.74%
Allowance coverage of charge-offs(4)	5.5	3.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.5%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.7%	(Non-GAAP)
Ending total loans	$43,747	$19,525
Average loans in repayment	$40,332	$19,796
Ending loans in repayment	$34,372	$18,770

	YEAR ENDED
	December 31, 2021
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$288	$1,089	$1,377
Provision:
Reversal of allowance related to loan sales(5)	—	(107)	(107)
Remaining provision	—	46	46

Total provision	—	(61)	(61)
Charge-offs:
Gross charge-offs	(26)	(175)	(201)
Expected future recoveries on current period gross charge-offs	—	22	22

Total(1)	(26)	(153)	(179)
Adjustment resulting from the change in charge-off rate(2)	—	(16)	(16)

Net charge-offs	(26)	(169)	(195)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	150	150

Allowance at end of period	262	1,009	1,271
Plus: expected future recoveries on previously fully charged-off loans(3)	—	329	329

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$262	$1,338	$1,600

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate(2)	.06%	.76%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment(2)	—%	.08%

Net charge-offs as a percentage of average loans in repayment	.06%	.84%
Allowance coverage of charge-offs(4)	10.0	7.9	(Non-GAAP	)
Allowance as a percentage of the ending total loan balance(4)	.5%	6.3%	(Non-GAAP	)
Allowance as a percentage of ending loans in repayment(4)	.6%	6.6%	(Non-GAAP	)
Ending total loans	$52,903	$21,180
Average loans in repayment	$45,781	$20,150
Ending loans in repayment	$44,390	$20,284

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

In third-quarter 2022 and 2021, an increase in the net charge-off rate on defaulted Private Education Loans resulted in a $30 million and $16 million reduction in the balance of expected future recoveries on previously fully charged-off loans.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Beginning of period expected future recoveries on previously fully charged-off loans	$280	$312	$397	$329	$479
Expected future recoveries of current period defaults	13	19	6	57	22
Recoveries (cash collected)	(13)	(14)	(18)	(56)	(87)
Charge-offs (as a result of lower recovery expectations)	(6)	(37)	(6)	(56)	(35)
Reduction in expected recoveries related to regulatory settlement(6)	—	—	(50)	—	(50)

End of period expected future recoveries on previously fully charged-off loans	$274	$280	$329	$274	$329

Change in balance during period	$(6)	$(32)	$(68)	$(55)	$(150)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(5)	In connection with the sale of approximately $1.6 billion of Private Education Loans in 2021.

(6)	See “GAAP Comparison of 2022 Results with 2021” for further details.

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.3 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $5.7 billion of senior unsecured notes that mature in the long term (from 2024 to 2043 with 80% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which are obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Loan originations and purchases are part of our ongoing liquidity needs. We repurchased 5.4 million shares of common stock for $85 million in the fourth quarter of 2022 and have $600 million of unused share repurchase authority as of December 31, 2022.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Ending balances:
Total unrestricted cash and liquid investments	$1,535	$1,364	$905
Unencumbered FFELP Loans	68	151	124
Unencumbered Private Education Refinance Loans	55	270	383

Total	$1,658	$1,785	$1,412

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Average balances:
Total unrestricted cash and liquid investments	$1,517	$1,363	$1,339	$1,157	$1,209
Unencumbered FFELP Loans	153	123	119	167	220
Unencumbered Private Education Refinance Loans	300	165	565	235	642

Total	$1,970	$1,651	$2,023	$1,559	$2,071

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2023 to April 2024.

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Ending balances:
FFELP Loan ABCP facilities	$101	$200	$546
Private Education Loan ABCP facilities	1,248	2,203	2,235

Total	$1,349	$2,403	$2,781

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Average balances:
FFELP Loan ABCP facilities	$193	$190	$441	$275	$514
Private Education Loan ABCP facilities	1,556	2,186	2,419	1,998	2,351

Total	$1,749	$2,376	$2,860	$2,273	$2,865

At December 31, 2022, we had a total of $4.1 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.6 billion of our unencumbered tangible assets of which $1.5 billion and $68 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2022, we had $5.2 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.7 billion outstanding as of December 31, 2022. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	December 31, 2022	September 30, 2022	December 31, 2021
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.7	$3.7	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.5	1.4	1.7
Tangible unencumbered assets(1)	4.1	4.3	4.5
Senior unsecured debt	(7.0)	(7.0)	(7.0)
Mark-to-market on unsecured hedged debt(2)	.3	.3	(.3)
Other liabilities, net	(.3)	(.5)	(.8)

Total Tangible Equity(1)	$2.3	$2.2	$1.9

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

(2)

At December 31, 2022, September 30, 2022 and December 31, 2021, there were $(285) million, $(305) million and $324 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings (as well as Adjusted Core Earnings), (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio and Pro Forma Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show Core Earnings for each reportable segment and our business as a whole along with the adjustments made to the income/expense items to reconcile the amounts to our reported GAAP results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$658	$332	$—	$—	$990	$—	$(3)	$(3)	$987
Cash and investments	20	5	—	12	37	—	—	—	37

Total interest income	678	337	—	12	1,027	—	(3)	(3)	1,024
Total interest expense	563	190	—	42	795	5	1	6	801

Net interest income (loss)	115	147	—	(30)	232	(5)	(4)	(9)	223
Less: provisions for loan losses	—	17	—	—	17	—	—	—	17

Net interest income (loss) after provisions for loan losses	115	130	—	(30)	215	(5)	(4)	(9)	206
Other income (loss):
Servicing revenue	14	3	—	—	17	—	—	—	17
Asset recovery and business processing revenue	2	—	70	—	72	—	—	—	72
Other income (loss)	7	—	—	3	10	5	5	10	20

Total other income (loss)	23	3	70	3	99	5	5	10	109
Expenses:
Direct operating expenses	27	36	63	—	126	—	—	—	126
Unallocated shared services expenses	—	—	—	61	61	—	—	—	61

Operating expenses	27	36	63	61	187	—	—	—	187
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	3	3	3
Restructuring/other reorganization expenses	—	—	—	12	12	—	—	—	12

Total expenses	27	36	63	73	199	—	3	3	202

Income (loss) before income tax expense (benefit)	111	97	7	(100)	115	—	(2)	(2)	113
Income tax expense (benefit)(2)	14	13	1	(15)	13	—	(5)	(5)	8

Net income (loss)	$97	$84	$6	$(85)	$102	$—	$3	$3	$105

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(9)	$—	$(9)
Total other income (loss)	10	—	10
Goodwill and acquired intangible asset impairment and amortization	—	3	3

Total Core Earnings adjustments to GAAP	$1	$(3)	(2)

Income tax expense (benefit)			(5)

Net income (loss)			$3

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$555	$309	$—	$—	$864	$—	$(2)	$(2)	$862
Cash and investments	9	3	—	7	19	—	—	—	19

Total interest income	564	312	—	7	883	—	(2)	(2)	881
Total interest expense	444	159	—	33	636	(1)	6	5	641

Net interest income (loss)	120	153	—	(26)	247	1	(8)	(7)	240
Less: provisions for loan losses	—	28	—	—	28	—	—	—	28

Net interest income (loss) after provisions for loan losses	120	125	—	(26)	219	1	(8)	(7)	212
Other income (loss):
Servicing revenue	21	3	—	—	24	—	—	—	24
Asset recovery and business processing revenue	1	—	79	—	80	—	—	—	80
Other income (loss)	6	—	—	—	6	(1)	41	40	46

Total other income (loss)	28	3	79	—	110	(1)	41	40	150
Expenses:
Direct operating expenses	25	43	67	—	135	—	—	—	135
Unallocated shared services expenses	—	—	—	59	59	—	—	—	59

Operating expenses	25	43	67	59	194	—	—	—	194
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	10	10	10
Restructuring/other reorganization expenses	—	—	—	21	21	—	—	—	21

Total expenses	25	43	67	80	215	—	10	10	225

Income (loss) before income tax expense (benefit)	123	85	12	(106)	114	—	23	23	137
Income tax expense (benefit)(2)	29	20	3	(25)	27	—	5	5	32

Net income (loss)	$94	$65	$9	$(81)	$87	$—	$18	$18	$105

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(7)	$—	$(7)
Total other income (loss)	40	—	40
Goodwill and acquired intangible asset impairment and amortization	—	10	10

Total Core Earnings adjustments to GAAP	$33	$(10)	23

Income tax expense (benefit)			5

Net income (loss)			$18

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$343	$276	$—	$—	$619	$25	$(9)	$16	$635
Cash and investments	—	1	—	—	1	—	—	—	1

Total interest income	343	277	—	—	620	25	(9)	16	636
Total interest expense	203	125	—	20	348	(2)	(24)	(26)	322

Net interest income (loss)	140	152	—	(20)	272	27	15	42	314
Less: provisions for loan losses	—	5	—	—	5	—	—	—	5

Net interest income (loss) after provisions for loan losses	140	147	—	(20)	267	27	15	42	309
Other income (loss):
Servicing revenue	16	2	—	—	18	—	—	—	18
Asset recovery and business processing revenue	12	—	111	—	123	—	—	—	123
Other income (loss)	21	—	—	1	22	(27)	70	43	65
Losses on debt repurchases	—	—	—	(41)	(41)	—	—	—	(41)

Total other income (loss)	49	2	111	(40)	122	(27)	70	43	165
Expenses:
Direct operating expenses	52	37	90	—	179	—	—	—	179
Unallocated shared services expenses	—	—	—	269	269	—	—	—	269

Operating expenses	52	37	90	269	448	—	—	—	448
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	16	16	16
Restructuring/other reorganization expenses	—	—	—	18	18	—	—	—	18

Total expenses	52	37	90	287	466	—	16	16	482

Income (loss) before income tax expense (benefit)	137	112	21	(347)	(77)	—	69	69	(8)
Income tax expense (benefit)(2)	29	23	4	(66)	(10)	—	13	13	3

Net income (loss)	$108	$89	$17	$(281)	$(67)	$—	$56	$56	$(11)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$42	$—	$42
Total other income (loss)	43	—	43
Goodwill and acquired intangible asset impairment and amortization	—	16	16

Total Core Earnings adjustments to GAAP	$85	$(16)	69

Income tax expense (benefit)			13

Net income (loss)			$56

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2022
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,955	$1,195	$—	$—	$3,150	$23	$(12)	$11	$3,161
Cash and investments	32	10	—	20	62	—	—	—	62

Total interest income	1,987	1,205	—	20	3,212	23	(12)	11	3,223
Total interest expense	1,468	611	—	107	2,186	8	(92)	(84)	2,102

Net interest income (loss)	519	594	—	(87)	1,026	15	80	95	1,121
Less: provisions for loan losses	—	79	—	—	79	—	—	—	79

Net interest income (loss) after provisions for loan losses	519	515	—	(87)	947	15	80	95	1,042
Other income (loss):
Servicing revenue	65	12	—	—	77	—	—	—	77
Asset recovery and business processing revenue	6	—	330	—	336	—	—	—	336
Other income (loss)	31	1	—	—	32	(15)	186	171	203

Total other income (loss)	102	13	330	—	445	(15)	186	171	616
Expenses:
Direct operating expenses	106	148	280	—	534	—	—	—	534
Unallocated shared services expenses	—	—	—	242	242	—	—	—	242

Operating expenses	106	148	280	242	776	—	—	—	776
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	19	19	19
Restructuring/other reorganization expenses	—	—	—	36	36	—	—	—	36

Total expenses	106	148	280	278	812	—	19	19	831

Income (loss) before income tax expense (benefit)	515	380	50	(365)	580	—	247	247	827
Income tax expense (benefit)(2)	108	80	10	(76)	122	—	60	60	182

Net income (loss)	$407	$300	$40	$(289)	$458	$—	$187	$187	$645

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$95	$—	$95
Total other income (loss)	171	—	171
Goodwill and acquired intangible asset impairment and amortization	—	19	19

Total Core Earnings adjustments to GAAP	$266	$(19)	247

Income tax expense (benefit)			60

Net income (loss)			$187

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2021
(Dollars in millions)	Federal Education Loans	Consumer Lending	Business Processing	Other	Total Core Earnings	Adjustments
						Reclassifications	Additions/ (Subtractions)	Total Adjustments(1)	Total GAAP
Interest income:
Education loans	$1,405	$1,181	$—	$—	$2,586	$98	$(39)	$59	$2,645
Cash and investments	—	2	—	1	3	—	—	—	3

Total interest income	1,405	1,183	—	1	2,589	98	(39)	59	2,648
Total interest expense	830	541	—	70	1,441	(8)	(117)	(125)	1,316

Net interest income (loss)	575	642	—	(69)	1,148	106	78	184	1,332
Less: provisions for loan losses	—	(61)	—	—	(61)	—	—	—	(61)

Net interest income (loss) after provisions for loan losses	575	703	—	(69)	1,209	106	78	184	1,393
Other income (loss):
Servicing revenue	162	6	—	—	168	—	—	—	168
Asset recovery and business processing revenue	51	—	488	—	539	—	—	—	539
Other income (loss)	25	—	—	5	30	(93)	157	64	94
Gains on sales of loans	—	91	—	—	91	(13)	—	(13)	78
Losses on debt repurchases	—	—	—	(73)	(73)	—	—	—	(73)

Total other income (loss)	238	97	488	(68)	755	(106)	157	51	806
Expenses:
Direct operating expenses	223	162	360	—	745	—	—	—	745
Unallocated shared services expenses	—	—	—	462	462	—	—	—	462

Operating expenses	223	162	360	462	1,207	—	—	—	1,207
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	30	30	30
Restructuring/other reorganization expenses	—	—	—	26	26	—	—	—	26

Total expenses	223	162	360	488	1,233	—	30	30	1,263

Income (loss) before income tax expense (benefit)	590	638	128	(625)	731	—	205	205	936
Income tax expense (benefit)(2)	136	146	29	(131)	180	—	39	39	219

Net income (loss)	$454	$492	$99	$(494)	$551	$—	$166	$166	$717

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2021
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$184	$—	$184
Total other income (loss)	51	—	51
Goodwill and acquired intangible asset impairment and amortization	—	30	30

Total Core Earnings adjustments to GAAP	$235	$(30)	205

Income tax expense (benefit)			39

Net income (loss)			$166

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between Core Earnings and GAAP net income and details each specific adjustment required to reconcile our Core Earnings segment presentation to our GAAP earnings.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Core Earnings net income	$102	$87	$(67)	$458	$551
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	1	33	85	266	235
Net impact of goodwill and acquired intangible assets	(3)	(10)	(16)	(19)	(30)
Net tax effect	5	(5)	(13)	(60)	(39)

Total Core Earnings adjustments to GAAP	3	18	56	187	166

GAAP net income	$105	$105	$(11)	$645	$717

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Core Earnings derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$10	$40	$43	$171	$64
Plus: Gains (losses) on fair value hedging activity included in interest expense	(2)	(6)	17	83	88

Total gains (losses)	8	34	60	254	152
Plus: Settlements on derivative and hedging activities, net(1)	(5)	1	27	15	93

Mark-to market gains (losses) on derivative and hedging activities, net(2)	3	35	87	269	245
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	(3)	(2)	(9)	(12)	(39)
Other derivative accounting adjustments(3)	1	—	7	9	29

Total net impact of derivative accounting	$1	$33	$85	$266	$235

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$—	$(25)	$(23)	$(98)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	5	(1)	(2)	8	(8)
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	13

Total reclassifications of settlements on derivative and hedging activities	$5	$(1)	$(27)	$(15)	$(93)

(2)	“Mark-to-market gains (losses) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Floor Income Contracts	$—	$—	$52	$65	$133
Basis swaps	7	(3)	3	1	8
Foreign currency hedges	(1)	(23)	1	33	49
Other	(3)	61	31	170	55

Total mark-to-market gains (losses) on derivative and hedging activities, net	$3	$35	$87	$269	$245

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2022, derivative accounting has increased GAAP equity by approximately $122 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Beginning impact of derivative accounting on GAAP equity	$118	$39	$(417)	$(299)	$(616)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	4	79	118	421	317

Ending impact of derivative accounting on GAAP equity	$122	$118	$(299)	$122	$(299)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Total pre-tax net impact of derivative accounting recognized in net income(a)	$1	$33	$85	$266	$235
Tax impact of derivative accounting adjustment recognized in net income	—	(8)	(22)	(65)	(59)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	3	54	55	220	141

Net impact of net mark-to-market gains (losses) under derivative accounting	$4	$79	$118	$421	$317

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cashflow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Total hedged Floor Income, net of tax(1)(2)	$200	$224	$325

(1)  $254 million, $293 million and $422 million on a pre-tax basis as of December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

(2)  Of the $200 million as of December 31, 2022, approximately $102 million, $40 million, $22 million and $19 million will be recognized as part of Core Earnings net income in 2023, 2024, 2025 and 2026, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Core Earnings goodwill and acquired intangible asset adjustments	$(3)	$(10)	$(16)	$(19)	$(30)

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as Adjusted Core Earnings is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these excluded expenses:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Restructuring/other reorganization expenses	$12	$21	$18	$36	$26
Regulatory-related expenses(1)	2	3	211	7	233

Total	$14	$24	$229	$43	$259

(1)

Fourth-quarter 2021 and full-year 2021 include $205 million related to the resolution of previously disclosed State Attorneys General litigation and investigations. See “GAAP Comparison of 2022 Results with 2021” for further details.

2. Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Navient Corporation’s stockholders’ equity	$2,977	$2,973	$2,597
Less: Goodwill and acquired intangible assets	705	708	725

Tangible Equity	2,272	2,265	1,872
Less: Equity held for FFELP Loans	218	234	263

Adjusted Tangible Equity	$2,054	$2,031	$1,609

Divided by:
Total assets	$70,795	$73,625	$80,605
Less:
Goodwill and acquired intangible assets	705	708	725
FFELP Loans	43,525	46,891	52,641

Adjusted tangible assets	$26,565	$26,026	$27,239

Adjusted Tangible Equity Ratio(1)	7.7%	7.8%	5.9%

(1)

The following provides the Adjusted Tangible Equity Ratio on a pro forma basis assuming the cumulative net mark-to-market losses related to derivative accounting under GAAP were excluded. These cumulative losses reverse to $0 upon the maturity of the individual derivative instruments. As these losses are temporary, we believe this pro forma presentation is a useful basis for management and investors to further analyze the Adjusted Tangible Equity Ratio.

(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021
Adjusted Tangible Equity (from above table)	$2,054	$2,031	$1,609
Plus: Ending impact of derivative accounting on GAAP equity (see page 26)	(122)	(118)	299

Pro forma Adjusted Tangible Equity	$1,932	$1,913	$1,908

Divided by: Adjusted tangible assets (from above table)	$26,565	$26,026	$27,239

Pro forma Adjusted Tangible Equity Ratio	7.3%	7.4%	7.0%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Pre-tax income	$7	$12	$21	$50	$128
Plus:
Depreciation and amortization expense(1)	1	1	2	3	8

EBITDA	$8	$13	$23	$53	$136

Divided by:
Total revenue	$70	$79	$111	$330	$488

EBITDA margin	11%	16%	20%	16%	28%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of December 31, 2022, the $1,074 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $19,525 million Private Education Loan portfolio. The $274 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $19,525 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Allowance at end of period (GAAP)	$800	$852	$1,009	$800	$1,009
Plus: expected future recoveries on previously fully charged-off loans	274	280	329	274	329

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$1,074	$1,132	$1,338	$1,074	$1,338

Ending total loans	$19,525	$20,003	$21,180	$19,525	$21,180
Ending loans in repayment	$18,770	$19,284	$20,284	$18,770	$20,284
Net charge-offs	$75	$129	$44	$343	$169

Allowance coverage of charge-offs (annualized):
GAAP	2.7	1.7	5.8	2.3	6.0
Adjustment(1)	.9	.5	1.9	.8	1.9

Non-GAAP Financial Measure(1)	3.6	2.2	7.7	3.1	7.9

Allowance as a percentage of the ending total loan balance:
GAAP	4.1%	4.3%	4.8%	4.1%	4.8%
Adjustment(1)	1.4	1.4	1.5	1.4	1.5

Non-GAAP Financial Measure(1)	5.5%	5.7%	6.3%	5.5%	6.3%

Allowance as a percentage of the ending loans in repayment:
GAAP	4.3%	4.4%	5.0%	4.2%	5.0%
Adjustment(1)	1.5	1.5	1.6	1.5	1.6

Non-GAAP Financial Measure(1)	5.8%	5.9%	6.6%	5.7%	6.6%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.